Exhibit 10.29

FLUSHING BANK

SUPPLEMENTAL SAVINGS INCENTIVE PLAN

(Amended and Restated as of November 1, 2018)

Unless otherwise required by the context, the capitalized terms used herein without definition are defined in the Flushing Bank 401(k) Savings Plan (the “401(k) Plan”) and shall have the same meanings as used therein.

DEFINITIONS

The following terms shall have the meanings set forth below when used in this Supplemental Savings Incentive Plan (the “Plan”):

(a)	Deferral Credit - the amount credited pursuant to the Plan equal to (A) a Participant’s compensation deferred pursuant to the Plan (“Elective Deferral Credits”) plus (B) effective January 1, 2008, the amount of elective deferrals that would have been contributed to a Participant’s account under the 401(k) Plan but for the limitations imposed by Section 415 of the Internal Revenue Code of 1986, as amended (the “Code”), and that would otherwise be required to be returned to the Participant (“Makeup Deferral Credits”).

(b)	Matching Credit - the amount credited pursuant to the Plan by Flushing Bank (the “Bank”) on behalf of a Participant equal to (A) the amount matched by the Bank in respect of the Participant’s Elective Deferral Credit (if any) attributable to base compensation (“Regular Matching Credits”) plus (B) effective January 1, 2008, the amount of matching contributions that would have been contributed to a Participant’s account under the 401(k) Plan but for the limitations imposed by Section 415 of the Code and that would otherwise be required to be forfeited (“Makeup Matching Credits”).

(c)	Supplemental Credit - the amount credited pursuant to the Plan by the Bank equal to (A) the amount of contributions (but not forfeitures) that would have been contributed to a Participant’s account under the Flushing Financial Corporation Stock-Based Profit Sharing Plan prior to May 1, 2008 or under the profit sharing (but not retirement account) component of the 401(k) Plan after April 30, 2008 (collectively, the “Profit Sharing Plan”) but for the limitations imposed by the Code, including without limitation, Section 401(a)(17) of the Code, Section 415 of the Code, and the exclusion from Compensation (as defined in the Profit Sharing Plan) of amounts deferred under this Plan (collectively, the “Code Limitations”), plus (B) effective January 1, 2008, the amount of retirement account contributions and the amount of forfeitures that would have been allocated to a Participant’s account under the Profit Sharing Plan or 401(k) Plan but for the limitations imposed by Section 415 of the Code, in each case in excess of the amounts permitted to be contributed to the Profit Sharing Plan and 401(k) Plan.

(d)	Grandfathered Portion – the amount credited to a Participant under the Plan as of December 31, 2004, to the extent vested as of December 31, 2004, plus subsequent earnings (or losses) credited with respect to such amount less subsequent distributions of any such amount. The Bank shall separately account for the Grandfathered Portion of the amounts credited to a Participant under the Plan.

(e)	Non-Grandfathered Portion – all amounts credited to a Participant under the Plan other than the Grandfathered Portion.

(f)	Section 409A – Section 409A of the Code and applicable Treasury Regulations thereunder.

1.       PURPOSE OF THE PLAN

The purpose of this Plan is (i) to provide a procedure whereby certain senior officers of the Bank are permitted to defer a portion of their compensation and to receive Matching Credits with respect to such deferrals, and (ii) to provide Credits for certain senior officers whose benefits under the Profit Sharing Plan or 401(k) Plan are subject to the Code Limitations. It is intended that the Plan be an unfunded plan of deferred compensation covering a select group of highly compensated or management employees.

2.       EFFECTIVE DATE

The Plan first became effective on January 1, 1990 and was amended and restated at various times. This Amendment and Restatement is effective as of November 1, 2018.

3.       ELIGIBILITY

All full-time senior vice presidents level II or above of the Bank who have completed at least one year of service shall be Participants in the Plan. In addition, all senior vice presidents level III and vice presidents of the Bank who were Participants on January 31, 2015 shall continue to be Participants in the Plan; provided, however, that if any such senior vice president level III or vice president (other than a senior vice president level II or above) does not elect to defer compensation under this Plan for 2015 or any subsequent calendar year in accordance with the first two paragraphs of Paragraph 4 below, such senior vice president level III or vice president shall no longer be a Participant in the Plan for such year or any subsequent year.

4.       TYPES OF CREDITS

Deferral Credits. Each Participant shall be entitled to defer compensation under this Plan. With respect to any calendar year beginning on or after January 1, 2019, the maximum amount that a Participant may defer from his compensation for such calendar year shall be an amount, after applicable withholdings, equal to (i) 80% of his “Actual Compensation” (as defined below) for such calendar year, and (ii) 100% of his bonus and incentive compensation earned for such calendar year. With respect to amounts earned for calendar years beginning before January 1, 2019, the maximum amount that a Participant could defer from his compensation for a calendar year was equal to 15% of his Actual Compensation, less 6% of his compensation as defined for purposes of pre-tax contributions under the 401(k) Plan. For purposes of this Paragraph 4, “Actual Compensation” shall mean a Participant’s base compensation for a calendar year without reduction for any pre-tax contributions to the 401(k) Plan or to any other pension or welfare plan maintained by the Bank, and without regard to any limitation on compensation imposed by Section 401(a)(17) of the Code. The amount by which a Participant defers his compensation for a calendar year under this Plan shall be credited by the Bank on behalf of such Participant (“Elective Deferral Credits”).

All deferrals of compensation agreed to by a Participant for a calendar year shall be in writing on a form prepared by the Bank. Each such deferral election shall be entered into before the beginning of the calendar year to which it relates, except that any person who first becomes eligible to participate in the Plan during a calendar year may elect within 30 days of first becoming eligible to defer a portion of his compensation (as provided in this Plan) earned after the date of such election. All elections shall be irrevocable for the duration of the year or the remaining portion of the year for which the election is made.

Effective January 1, 2008, each Participant shall also be credited with the amount of elective deferrals that would have been contributed to the Participant’s account under the 401(k) Plan but for the limitations imposed by Section 415 of the Code and that would otherwise be required to be returned to the Participant (“Makeup Deferral Credits”).

Elective Deferral Credits and Makeup Deferral Credits are referred to as Deferral Credits.

Matching Credits. In addition to a Participant’s Deferral Credit, in each calendar year the Bank shall also credit each Participant in the Plan with a Matching Credit in an amount equal to 50% (or such other percentage as determined by the Board of Directors of the Bank on a prospective basis) of such Participant’s “Matched Elective Deferral Credit” (as defined below), if any, for such calendar year (“Regular Matching Credits”). For this purpose, “Matched Elective Deferral Credit” for any calendar year shall mean the portion of a Participant’s Elective Deferral Credit, if any, which is attributable to base compensation for such calendar year and which does not exceed 15% of his Actual Compensation, less 6% of his compensation as defined for purposes of pre-tax contributions under the 401(k) Plan, for such calendar year. In no event shall a Matching Credit be made with respect to a Participant’s Elective Deferral Credit attributable to bonus or incentive compensation or any other type of Credit other than a Matched Elective Deferral Credit.

Effective January 1, 2008, each Participant shall also be credited with the amount of matching contributions that would have been contributed to a Participant’s account under the 401(k) Plan but for the limitations imposed by Section 415 of the Code and that would otherwise be required to be forfeited (“Makeup Matching Credits”).

Regular Matching Credits and Makeup Matching Credits are referred to as Matching Credits.

Supplemental Credits. In addition to Deferral Credits and Matching Credits, the Bank shall also credit each Participant in the Plan with a number of phantom shares (“Phantom Shares”) of common stock of Flushing Financial Corporation (“Common Stock”) equal to the number of shares of Common Stock that would have been credited to the Participant’s account under the Profit Sharing Plan but for the Code Limitations.

Effective January 1, 2008, each Participant shall also be credited with the amount of retirement account contributions and forfeitures that would have been allocated to a Participant’s account under the Profit Sharing Plan or 401(k) Plan but for the limitations imposed by Section 415 of the Code.

These additional credits shall be referred to as Supplemental Credits.

5.       TIME OF CREDITING; EARNINGS

All Deferral Credits, Matching Credits, and Supplemental Credits (collectively referred to as “Credits”) made on behalf of a Participant pursuant to Paragraph 4 above shall be credited by the Bank as an item of indebtedness of the Bank to the Participant. A Participant’s Elective Deferral Credit shall be credited to the Participant as a fixed dollar amount on the date that the deferred compensation with respect to which such Credit arises would have been paid by the Bank to the Participant (but for such deferral). A Participant’s Makeup Deferral Credit will be credited on the date such amounts would otherwise have been required to be returned to the Participant. Each Regular Matching Credit shall be credited as a fixed dollar amount at the same time as the Elective Deferral Credit to which it relates. Each Makeup Matching Credit will be credited on the date such amount would otherwise have been required to be forfeited. Each Supplemental Credit shall be credited at the same time as the contributions or forfeitures would have been allocated under the Profit Sharing Plan or 401(k) Plan.

Prior to July 1, 1991 all Deferral Credits and Matching Credits accrued interest, compounded from month to month on the basis of the balance of such Credits (plus accrued interest) on the first day of the preceding month at a rate determined by the Board of Trustees of the Flushing Savings Bank (predecessor to the Bank) at the beginning of each calendar year.

For the period from July 1, 1991 through December 2, 2007, all Deferral Credits and Matching Credits, and all accrued interest thereon, were deemed to be invested in one or more of the investment funds offered by Retirement System Fund, Inc. or in such other funds as were specified by the Bank from time to time, in multiples of 10%, as directed from time to time no more frequently than once each calendar quarter by the respective Participant.

Effective December 3, 2007, all Deferral Credits and Matching Credits, and all accrued interest and earnings thereon, shall be deemed to be invested in one or more of the investments funds designated as permitted investments by the Bank from time to time, as directed from time to time by the respective Participant (but, for periods prior to March 1, 2008, no more frequently than once each quarter) in accordance with rules and procedures established from time to time by the Bank.

Supplemental Credits shall be deemed to be invested exclusively in Common Stock, provided, however, that in the event of a transaction described in the first paragraph of Paragraph 13, Supplemental Credits shall be deemed invested in the manner set forth in such paragraph.

Participants shall be credited, on a daily basis (or, for periods prior to March 1, 2008, on at least a quarterly basis), with the earnings (or losses) on such deemed investments.

6.       VESTING

A Participant’s Deferral Credits (and earnings thereon) shall be 100% vested. Matching Credits (and earnings thereon) and Supplemental Credits (and earnings thereon) made on behalf of a Participant shall become 100% vested upon the Participant’s death while employed by Flushing Financial Corporation (the “Holding Company”), the Bank or any Related Company, or upon a Change of Control (as defined in Paragraph 13) while employed by the Holding Company, the Bank, or a Related Company, and otherwise shall vest in accordance with the vesting schedule under the 401(k) Plan or the Profit Sharing Plan, as the case may be, taking into account any service for vesting purposes that is recognized under the 401(k) Plan or the Profit Sharing Plan, as the case may be. If a Participant terminates employment (for reasons other than death, retirement or disability) at a time when he is less than 100% vested in his Matching Credits or Supplemental Credits, the non-vested portion of such Matching Credits (and earnings thereon) and/or Supplemental Credits (and earnings thereon) shall at that time be forfeited, and such forfeiture shall not be restored, irrespective of whether the Participant again becomes an employee of the Holding Company, the Bank or any Related Company.

7.       METHOD OF PAYMENT

The aggregate amount of a Participant’s Deferral Credits and the vested portion of his Matching Credits and Supplemental Credits (including all earnings credited thereon) shall be paid to the Participant in the form of a cash lump sum within sixty (60) days following his termination of employment with the Holding Company, the Bank and any Related Company, unless the Participant elects to receive his benefits in one of the following manners:

(i)	in the form of a cash lump sum within sixty (60) days following the last day of the calendar year in which occurs his termination of employment;

(ii)	with respect to Credits credited with respect to a calendar year beginning before January 1, 2019, in substantially equal annual installments (or, in the case of elections made prior to January 1, 2002, substantially equal quarterly installments) over a period of five (5) or fewer years commencing within sixty (60) days following the Participant’s termination of employment, and, if elected by the Participant, with any unpaid installments payable in a cash lump sum within sixty (60) days after the Participant’s death;

(iii)	with respect to Credits credited with respect to a calendar year beginning on or after January 1, 2019, in substantially equal annual installments over a period of two (2) to fifteen (15) years commencing within sixty (60) days following the Participant’s termination of employment, provided that if the Participant dies before all such installments have been paid, the unpaid installments shall be payable in a cash lump sum within sixty (60) days after the Participant’s death;

(iv)	with respect to Deferral Credits and Matching Credits credited with respect to a calendar year beginning on or after January 1, 2010 and before January 1, 2019, in a cash lump sum in a specified year which is at least two (2) years after the first day of the calendar year for which such amounts were credited (i.e., a payment no earlier than January 1, 2012 for Deferral Credits and Matching Credits credited for 2010 pursuant to a deferral election made in 2009); or

(v)	with respect to Deferral Credits and Matching Credits credited with respect to a calendar year beginning on or after January 1, 2019, in a cash lump sum in a specified year or in substantially equal annual installments over a period of two (2) to five (5) years commencing within sixty (60) days following January 1 of such specified year, provided such specified year is at least two (2) years after the first day of the calendar year for which such amounts were credited (i.e., a payment made or commencing no earlier than January 1, 2021 for Deferral Credits and Matching Credits credited for 2019 pursuant to a deferral election made in 2018).

An election to have benefits paid in a cash lump sum under clause (iv) or (v) above, or in substantially equal annual installments under clause (v) above, shall be specified as a dollar amount (not to exceed the Participant’s vested account balance of Deferral Credits and Matching Credits credited with respect to the applicable deferral year) or as a percentage (which may be less than 100%) of the Participant’s vested account balance of Deferral Credits and Matching Credits credited with respect to the applicable deferral year (in each case reflecting earnings and losses credited with respect thereto). In the event the Participant’s termination of employment occurs before the payment year specified pursuant to clause (iv) or (v) above, or before all annual installments have been paid pursuant to clause (v) above, payment of amounts elected under clause (iv) or (v) above which have not yet been paid shall instead be made in a cash lump sum within sixty (60) days following the Participant’s termination of employment.

Portions of a Participant’s vested account balance which are not eligible for payment under clause (iv) or (v) above (i.e., those attributable to Supplemental Credits and to Matching Credits that were not vested as of the payment date in the specified year) shall be payable in the form of a cash lump sum within sixty (60) days following the Participant’s termination of employment unless the Participant has elected payment under clause (i), (ii), or (iii) above for such amounts. In the case of the Grandfathered Portion, any distribution election must be made by written notice delivered to the Bank at least twelve (12) months prior to such termination of employment and shall indicate whether payment of any unpaid benefits shall be made in a cash lump sum upon the Participant’s death. In the case of the Non-Grandfathered Portion attributable to Deferral Credits, Matching Credits or Supplemental Credits credited with respect to any calendar year, any distribution election must be made in writing prior to the beginning of the calendar year with respect to which such Deferral Credits, Matching Credits or Supplemental Credits are credited (or, in the case of a Participant who first becomes eligible to participate in the Plan during a calendar year, within 30 days of first becoming eligible to participate) and shall be irrevocable; except that prior to the Participant’s termination of employment, the Participant and the Employer may agree to change the method of payment of the Non-Grandfathered Portion provided that: (i) such agreement is made at least one year prior to the date on which the Non-Grandfathered Portion is scheduled to be paid, or in the case of installment payments, one year prior to the date on which the affected installment is scheduled to be paid, (ii) the redesignated payment date for the Non-Grandfathered Portion or installment payment, as the case may be, is no less than five years after the date on which such Non-Grandfathered Portion or installment payment would otherwise be paid, and (iii) the change in method of payment may not take effect until 12 months following the date of the agreement making such change.

During the period of any installment distribution, the balance of funds owed to the Participant under such form of payment shall be deemed to be invested by the Bank in accordance with the provisions set forth in Paragraph 5 above. The amount of each installment shall be equal to the total value of the Participant’s Deferral Credits and the vested portion of his Matching Credits and Supplemental Credits (including all earnings credited thereon) payable under such form of payment on the relevant installment payment date (or, in the case of installments paid prior to January 1, 2008, the tenth (10th) day prior to the relevant installment payment date), divided by the total number of remaining installment payments elected. The Participant’s account in the Plan shall be debited by the amount of any payment made to the Participant from his account. Each installment payment under this Paragraph 7 shall be treated as a separate payment for purposes of Section 409A.

Notwithstanding any election by a Participant to defer payment of benefits following termination of employment, in the event that (i) a Participant has a termination of employment (for any reason) within three (3) years after a Change of Control, or (ii) a Change of Control occurs at any time after a Participant’s termination of employment, the aggregate amount of the Participant’s Deferral Credits and the vested portion of his Matching Credits and Supplemental Credits (including the vested portion of all earnings credited thereon) which have not previously been paid to such Participant shall be paid to the Participant in the form of a cash lump sum within thirty (30) days following the Participant’s termination of employment (in the case of clause (i)) or the Change of Control (in the case of clause (ii)); provided, however, that the payment of the Non-Grandfathered Portion shall not be accelerated and shall continue to be paid in accordance with the Participant’s applicable payment election if (A) the Change of Control does not constitute a “change of control” for purposes of Section 409A or (B) in the case of clause (i), the termination of employment does not occur within two (2) years after the Change of Control.

Notwithstanding anything to the contrary in this Paragraph 7: (i) with respect to the Non-Grandfathered Portion, a Participant’s termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan providing for the payment of any amounts upon or following a termination of employment unless such termination is also a “separation from service” (within the meaning of Code Section 409A); and (ii) if a Participant is a “specified employee” within the meaning of Section 409A as determined by the Bank’s Employee Benefits Committee in accordance with Section 409A and if any amounts (other than amounts payable from the Grandfathered Portion) are payable under this Plan on account of the Participant’s “separation from service” within the meaning of Section 409A (other than on account of death), then any amounts that would otherwise be paid, or in the case of installment payouts commence to be paid, to the Participant under this Paragraph 7 within six months of such separation from service (other than amounts payable from the Grandfathered Portion) shall automatically be deferred and paid, or in the case of installment payouts commence to be paid, on the six month anniversary of such separation from service (or the date of the Participant’s death, if earlier).

8.       BENEFICIARY

Each Participant may, at any time, designate a beneficiary to receive his Deferral Credits and vested Matching Credits and Supplemental Credits under the Plan (including all earnings credited thereon) in the event of his death prior to all such amounts being paid to him. Such designation of beneficiary shall become effective when received by the Bank, and shall be on a form provided by or otherwise acceptable to the Bank.

In the event of the death of a Participant either prior to designating a beneficiary pursuant to this Paragraph 8, or concurrent with or after the death of such beneficiary, or in the event of such beneficiary’s death before he is paid all of the amounts due to him as a result of the Participant’s death, such amounts shall be paid to the estate of the later to die of the Participant or his beneficiary; provided, however, that in the event that the Participant provides for a contingent beneficiary and such contingent beneficiary is surviving at the time of the later of the death of the Participant or his primary beneficiary, such amount shall be paid to such contingent beneficiary. A Participant may designate a trust as a beneficiary.

9.       NONASSIGNABILITY

A Participant’s or beneficiary’s right to any Credits accumulated hereunder (including any earnings credited thereon) shall not be transferable or assignable, except by reason of the laws of descent and distribution.

10.       NO EQUITABLE OR SECURITY RIGHT CREATED

The Holding Company or the Bank, by determination of the Board of Directors of the Bank, may enter into an agreement with another organization to hold the deferred funds and administer the Plan in accordance with the rules and procedures outlined herein. Notwithstanding the foregoing, no Participant or beneficiary entitled to receive Credits (including earnings credited thereon) under this Plan shall have any equitable or security rights in any specific assets of the Holding Company or the Bank, and the rights of Participants or their beneficiaries under this Plan shall not be greater than the rights of unsecured general creditors of the Holding Company or the Bank.

All Credits (including all earnings credited thereon) shall constitute general assets of the Holding Company or the Bank and neither a Participant nor any designated beneficiary shall have any rights in or against any amounts held by the Holding Company or the Bank as Credits under this Plan. Credits (including all earnings credited thereon) may not be encumbered or assigned by a Participant or any beneficiary.

11.       EFFECT OF DETERMINATION

If any amounts deferred pursuant to the Plan are found in a “determination” (within the meaning of Section 1313(a) of the Code) to have been includible in gross income by a Participant prior to payment of such amounts under the Plan, such amounts shall be immediately paid to such Participant, notwithstanding his deferral and payment elections.

12.       TAX WITHHOLDING

If upon the crediting or payment of any benefits under the Plan, the Bank or any related employer shall be required to withhold any amounts with respect to such benefits by reason of any federal, state or local tax laws, rules or regulations, then the Bank or such employer shall be entitled to deduct and withhold such amounts from any such benefits. In any event, the recipient of such benefits shall make available to the Bank or such employer, promptly when requested by the Bank or the employer, sufficient funds or other property to meet the requirements of any withholding; furthermore, the Bank or such employer shall be entitled to take and authorize such steps as it may deem advisable in order to have the amounts required to be withheld made available to it out of any funds or property payable to the recipient of the benefits, whether under the Plan or otherwise.

13.       CHANGE OF CONTROL

In the event of a merger, acquisition or other corporate transaction as a result of which the Common Stock is no longer outstanding or the Bank or the Holding Company survives as a subsidiary of another entity, each share of Phantom Stock credited as Supplemental Credits shall be converted to a fixed dollar amount equal to the fair market value of the cash, securities, and/or other property payable in the merger or other transaction to the holder of a share of Common Stock, and thereafter Supplemental Credits shall be deemed to be invested in the same manner as Deferral Credits and Matching Credits.

For purposes of this Plan, a “Change of Control” means:

(a)	the acquisition of all or substantially all of the assets of the Bank or the Holding Company by any person or entity, or by any persons or entities acting in concert; or

(b)	the occurrence of any event if, immediately following such event, a majority of the members of the Board of Directors of the Bank or the Holding Company or of any successor corporation shall consist of persons other than Current Members (for these purposes, a “Current Member” shall mean any member of the Board of Directors of the Bank or the Holding Company as of the effective date of the Bank’s conversion from the mutual to the capital stock form of ownership, and any successor of a Current Member whose nomination or election has been approved by a majority of the Current Members then on the Board of Directors); or

(c)	the acquisition of beneficial ownership, directly or indirectly (as provided in Rule 13d-3 under the Securities Exchange Act of 1934 (the “Act”), or any successor rule), of 25% or more of the total combined voting power of all classes of stock of the Bank or the Holding Company by any person or group deemed a person under Section 13(d)(3) of the Act; or

(d)	approval by the stockholders of the Bank or the Holding Company of an agreement providing for the merger or consolidation of the Bank or the Holding Company with another corporation where the stockholders of the Bank or the Holding Company, immediately prior to the merger or consolidation, would not beneficially own, directly or indirectly, immediately after the merger or consolidation, shares entitling such stockholders to 50% or more of the total combined voting power of all classes of stock of the surviving corporation.

14.       CHOICE OF LAW

This Plan shall be construed in accordance with the laws of the State of New York, without reference to conflicts of law principles.

15.       MISCELLANEOUS

(a)	The Plan shall be administered by the Bank’s Employee Benefits Committee. The decision of such Committee with respect to any questions arising as to the interpretation of this Plan, including the severability of any and all of the provisions thereof, shall be final, conclusive and binding.

(b)	The Bank reserves the right to modify this Plan from time to time or to terminate the Plan entirely by action of the Board of Directors of the Bank; provided, however, that (i) no modification or termination of this Plan shall operate to reduce amounts already credited to a Participant under the Plan, or to reduce the right to future earnings credits as set forth in Paragraph 5, unless the affected Participant consents; and (ii) no modification or termination may accelerate the payment of the Non-Grandfathered Portion of amounts credited to any Participant or beneficiary under the Plan except as permitted by Section 409A.

(c)	No amounts owed hereunder shall be deemed a deposit or a checking or savings account.

IN WITNESS WHEREOF, Flushing Bank has caused this Amended and Restated Plan to be executed this 12th day of December, 2018.

FLUSHING BANK

By: /s/ Ruth Filiberto

_________________

Name: Ruth Filiberto

Title: EVP/ Director of HR